INDEPENDENT AUDITORS' CONSENT




The Boards of Trustees
Oppenheimer U.S. Government Trust and
Oppenheimer Mortgage Income Fund:



We consent to the incorporation by reference in the registration statement (No. 2-76645) on Form N-14 of Oppenheimer U.S. Government Trust of our report dated July 22, 1994, appearing in the 1994 Annual Report of Oppenheimer U.S. Government Trust and our report dated October 21, 1994, appearing in the 1994 Annual Report of Oppenheimer Mortgage Income Fund and to the references to our Firm under the headings "Tax Consequences of the Reorganization" and "Tax Aspects of the Reorganization" in the registration statement.





/s/ KPMG Peat Marwick LLP
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KPMG Peat Marwick LLP
2300 Arco Tower
707 17th Street
Denver, Colorado 80202
June 1, 1995